                                  EXHIBIT 10.5
                              SMART CARD AGREEMENT

                                   No. 01-1999

                        Between Precis Smart Card Systems

                                        &

                           Entertainment Smart Systems

                                       for

                            Product: PrecisCache-TM-

                           SMART CARD SYSTEM AGREEMENT
                                   No. 01-1999

         Section           Section Heading
         1.                Recitals
         2.                Term of Agreement
         3.                Precis' Obligations
         4.                Customers' Obligations
         5.                Cards
         6.                Payments
         7.                Equipment
         8.                Establishment of Regions
         9.                Software License
         10.               Distribution Rights
         11.               Maintenance and Support
         12.               Warranties
         13.               Termination
         14.               Confidentiality
         15.               Indemnities and Exceptions
         16.               Limitation of Liability
         17.               General
         Exhibit A         Price List
         Exhibit B         Destination of Region 1: Orlando
         Exhibit B         Destination of Region 2: Cancun
         Exhibit B         DestinationofRegion3: Ixtapa
         Exhibit C         Equipment Repair for Used Omni 1250 Readers

                           SMART CARD SYSTEM AGREEMENT
                                   No. 01-1999

This Smart Card System Agreement ("Agreement") is entered into by and among Precis Smart Card Systems, Inc., an Oklahoma corporation ("Precis"), and Entertainment Smart Systems, Inc., a Florida corporation, ("Customer"), as of July 8, 1999 (the "Effective Date"). Precis and Customer hereby agree as follows:

         1. RECITALS. Precis is an integrated circuit card or "smart card," application development from which has developed applications for smart cards using a proprietary closed-area stored-value system called PrecisCache-TM-. Customer coordinates travel and entertainment packages for a variety of resort areas. Customer desires to have Precis implement a smart card system as a form of payment for activities, tickets to theme parks, restaurants, and other entertainment available in specific geographic locations as determined in the manner set forth herein ("Regions").

         2. TERM OF AGREEMENT. This Agreement shall apply and remain in effect for five (5) years from the Effective Date, unless sooner terminated as provided herein. Following the initial term, this Agreement shall automatically renew for annual periods of one (1) year thereafter unless voluntarily terminated by either party, in its sole discretion, at the end of the initial term or any renewal term by giving the other party at least ninety (90) days written notice before the expiration of the initial or renewal term.

         3. PRECIS' OBLIGATIONS. Precis will implement a smart card system (the "System") using its PrecisCache-TM- stored-value system for Customer (the "VentureCard"). The VentureCard will serve as a method of payment to participating vendors in the Regions as they are established from time to time. Precis will supply the necessary cards, card readers and an intermediate controller and printer for each Region office, as well as installation, testing, certification and training. The System will enable each Region office to obtain summary reporting of merchant transactions within such Region. Transaction records will be transmitted from each Region to Precis via the intermediate controller to the back end server which Precis will install at its offices. Precis will provide Customer with regular reports and transaction information in accordance with Customer's reasonable requests. Precis will maintain the System as set forth in this Agreement and will be available for training, onsite support and service, specialized System customization and offsite support and service at the prices set forth in Exhibit A.

         4. CUSTOMER'S OBLIGATIONS. Customer will be responsible for coordinating participating merchants within each Region and for sales and distribution of VentureCards to Regions and customers. Customer will provide each Region office with information regarding sales of VentureCards. Customer shall cause each Region office to transmit data regarding transactions to Precis at mutually agreed upon intervals. Customer agrees to actively market and promote the VentureCard. Customer shall be solely responsible for obtaining any desired corporate sponsorships. Customer shall be solely responsible for making payments to participating merchants for goods and services redeemed using the VentureCard, as well as payment of any sales commissions, marketing and promotion expenses and payments associated with any corporate sponsorships. Customer will be responsible for providing its own art and for obtaining any required consents to use such art. Customer must secure any desired corporate sponsorships, including all necessary sponsor logos and approvals, and transmit such documentation in connection therewith as Precis may reasonably require in accordance with deadlines established by Precis with respect to each printing.

         5.    CARDS.

         5.1 Minimum Purchase Requirements. Customer agrees to purchase a minimum quantity of 200,000 cards within each four consecutive calendar quarter period. Precis and Customer agree to review the minimum purchase requirements according to the Terms Review Structure set forth in Section 17.16.

         5.2 Card Specifications. Exhibit A specifies prices for cards having the following specifications (a) one card design; four colors (front) one color
(back); (b) four unit denominations printed on the back of cards. Any changes to these specifications may result in an increase in card prices. The following items will be included in a per card price, as designated in Exhibit A, unless changes are made as specified in this section (a) design, art charges, set up, and printing; (b) initialization, personalization on back of card to include serial number and card denomination; (c) test cards for engineering evaluation of system, testing, etc.; and (d) software license. l

         5.3 Precis Logo. PrecisCache"?logo will be printed on the front of all cards and on the back of the card (one color).

         6. PAYMENTS. An initial payment of $25,000 will be due with a copy of the signed contract. This payment will be applied to the first quarter card charges. The remaining balance for the first installment of cards, and applicable charges for equipment, installation, server and transaction maintenance fees will be invoiced through August 1999 and be due on June 1, 1999. Applicable charges for the goods and services to be provided here under are set forth in Exhibit A. Following the first six months of charges, quarterly payments will be due, m advance,20 days net upon receipt of invoice from Precis. Invoices will be sent in the following months: August, November, February, May. Customer must make applicable payments at least two (2) weeks prior to shipment of each quarterly card order. Goods and services to be invoiced separately are set forth in Exhibit A, and will be due, 10 (ten) days upon receipt of invoice. All payments shall be made to Precis in U.S. Dollars. In the event, Customer fails to order the minimum number of cards as set forth in Section 5.1, Customer shall pay an additional amount, due one year from the Effective Date, to be calculated as follows:
               Under 100,000 cards, an additional fee per card of $0.85
               Between 100,000 and 124,999 cards, an additional fee per card of $0.72
               Between 125,000 and 149,999 cards, an additional fee per card of $0.38
               Between 150,000 and 174,999 cards, an additional fee per card of $0.15
               Between 175,000 and 199,999 cards, an additional fee per card of $0.01

         7.    EQUIPMENT.

         7.1 Installation. Precis shall install Omni 1250 Readers (as ordered by Customer but no fewer than 25 per Region), an intermediate controller and printer for each Region, and one back end server at Precis' offices (all of such equipment is collectively referred to herein as the "Equipment") as mutually agreed by the parties. Following initial installation, Customer can purchase additional card reader devices in minimum quantities of 10 units per Region.

         7.2 Ownership. Customer acknowledges that Precis may be leasing the Equipment from one or more manufacturers, and Precis' provision of such Equipment will be subject to the terms of the underlying equipment leases therefor. Precis reserves the right to substitute other items of Equipment of like capability and quality at any time. If all applicable payments have been made to Precis for any item of Equipment, as specified in Exhibit A, Precis shall use its best efforts to cause such item of Equipment to be conveyed to Customer at no more than nominal cost, provided, however, that Precis shall not be under obligation to incur more than nominal expenses in connection with such efforts. In the event this Agreement is terminated prior to the conveyance of all the Equipment to Customer, Precis shall have the right to enter onto the premises of Customer to remove any Equipment which has not been conveyed.

         8. ESTABLISHMENT OF REGIONS. From time to time, Precis and Customer shall establish the geographic boundaries of Regions by signing and delivering, each to the other, a Designation of Region substantially in the form of Exhibit B attached hereto. In order to establish a Region, Customer must agree to the installation of at least 25 Omni 1250 Readers and an intermediate controller and printer, and must pay for the installation, testing, certification and training (up to 15 man days) as set forth on Exhibit A.

         9. SOFTWARE LICENSE. Precis hereby grants to Customer the right to use one copy of the PrecisCache-TM- Software, Version 3.0 (or higher), including any "online" documentation, on a single intermediate controller and the VentureCards and Omni 1250 readers provided by Precis for use within each properly established Region. Customer shall have no right to use the PrecisCache-TM- Software other than within a Region which is the properly established in accordance with the terms of this Agreement. The PrecisCache-TM- Software is in "use" following installation of the System by Precis. If the PrecisCache-TM- Software is upgraded, you may use or transfer the PrecisCache-TM- Software only in conjunction with the terms of this license. The PrecisCache-TM- Software, including any images, animation, video, audio and text incorporated in the PrecisCache-TM- Software, is owned by Precis and is protected by United States copyright

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

laws and international treaty provisions. Neither the PrecisCache-TM-
Software nor the printed materialaccompanying the PrecisCache-TM- Software may be reproduced without the permission of Precis. Customer may not lease or otherwise assign the PrecisCache-TM- Software to any other person without the prior written consent of Precis. Any approved transfer must include the most recent upgrade and all prior versions provided to Customer by Precis. Customer may not reverse engineer, decompile, or disassemble the Software, except to the extent such foregoing restriction is expressly prohibited by applicable law. This license shall expire on the expiration of the Agreement. Upon expiration, Customer must cease using the PrecisCache-TM- Software and destroy all copies thereof, including archival or backup copies. Use of the PrecisCache-TM-Software by the United States Government is subject to restrictions as set forth in subparagraph (c)(l)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013 or subparagraphs (c)(l) and (2) of the Commercial Computer Software Restricted Rights at 48 CFR 52.227.19, as applicable. Precis is the manufacturer of the PrecisCache-TM- Software.

         10.   DISTRIBUTION RIGHTS.

         10.1 OWNERSHIP. Precis shall retain ownership of the Confidential Information of Precis (as hereinafter defined), the PrecisCache-TM- Software, the Precis trademarks and service marks and all intellectual property rights therein.

         10.2 DISTRIBUTION. Precis grants to Customer a nonexclusive, nontransferable right to distribute VentureCards which are activated for use within each properly established Region. Customer agrees to use the Precis trademark on Customer's packaging of Precis smart cards and m all advertisements and printed materials for the Precis smart cards, in accordance with requirements set forth from time to time by Precis and subject to Precis' approval. Not withstanding that VentureCards may only be activated for use within properly established Regions, Customer shall have the right to sell VentureCards within or outside of the Regions.

         10.3 PURCHASE AGREEMENTS. Prior to delivery of any Precis smart cards to any purchaser, Customer or its subdistributors must enter into an enforceable written agreement with such purchaser that contains a disclaimer of any and all warranties by or liabilities of Precis and its suppliers and expressly names Precis and its suppliers as intended third party beneficiaries with the right to rely on and directly enforce the terms thereof. Upon Precis' request, Customer shall provide Precis with a copy of each of Customer's agreements with subdistributors and purchasers of the Precis smart cards and a copy of standard forms of such agreements developed by Precis.

         10.4  [Deleted]

         11.   MAINTENANCE AND SUPPORT.

         11.1 Program Errors. "Program Error" means a reproducible defect or combination of defects in the PrecisCache-TM- Software that results in a failure of such software to substantially function when used in accordance with Precis' instructions and on the hardware platforms and operating systems specified by Precis to be compatible with the software. Program Errors do not include any errors (i) created or introduced by Customer when reproducing the PrecisCache-TM- Software, (ii) caused by the negligence of Customer, (iii) occurring in PrecisCache-TM- Software or equipment modified or altered by persons other than Precis or Precis' authorized subcontractors or agents, (iv) occurring due to data that does not conform to Precis' specified data format,
(v) occurring upon use of the PrecisCache-TM- Software on any system other than the hardware platforms or operating systems specified by Precis to be compatible with the PrecisCache-TM- Software, or (vi) resulting from operator error, accident or misuse.

         11.2 PrecisCache-TM- Software or User Utility Components. Each Program Error related to use of the "Program Error" means a reproducible defect or combination of defects in the PrecisCache-TM- Software that results in a failure of such software to substantially function when used in accordance with Precis' instructions and on the hardware platforms and operating systems specified by Precis to be compatible with the software. Program Errors do not include any errors (i) created or introduced by Customer when reproducing the PrecisCache-TM- Software, (ii) caused by the negligence of Customer, (iii) occurring in PrecisCache-TM- Software or equipment modified or altered by persons other than Precis or Precis' authorized subcontractors or agents, (iv) occurring due to data that does not conform to Precis' specified data format, (v) occurring upon use of the PrecisCache-TM- Software on any system other than the hardware platforms or operating systems specified by Precis to be compatible with the PrecisCache-TM- Software, or (vi) resulting from operator error, accident or misuse.

         11.2 PrecisCache-TM- Software or User Utility Components. Each Program Error related to use of the PrecisCache-TM- Software that is reported by Customer must be accompanied or followed by sufficient information to enable Precis to reproduce and verify the Program Error, including but not limited to the input data that generated the Program Error. Once Precis has received all such information, Precis will begin using commercially reasonable efforts, consistent with the severity of the Program Error, to reproduce and verify the Program Errors and, if Precis is able to reproduce and verify the Program Error, to remedy it. Remedies may include, without limitation, providing instructions for Customer to cure the Program Error or delivering an update. In no circumstances does Precis represent or warrant that any or r all Program Errors can or will be remedied. Customer will use its best efforts to assist Precis in reproducing and verifying all reported Program Errors and will be available to assist Precis in remedying any Program Error. Precis does not warrant that operation of the PrecisCache-TM- System will be error free, secure or uninterrupted, and hereby disclaims all liability on account thereof.

         11.3 Training & Support. Precis will provide on free, secure or uninterrupted, and hereby disclaims all liability on account thereof.

         11.3 Training & Support. Precis will provide on site training to Customer employees and designated merchants at the time of installation of the system at each Region. Precis will provide training documentation for operation of cards and readers, as well as operation of the intermediate controller, located at the Region Office. Customer will designate one representative at each Region to be Customer's primary contact regarding Precis' support of the system. Precis will supply 160 hours per year of telephone support to Customer (without regard to the number of Regions established).

         12.   WARRANTIES.

         12.1 Equipment Warranties. Manufacturer warranties for the Equipment will be transferred to Customer, as contractually permitted. If the manufacturer warranties are not transferrable, Precis warrants that the Equipment will be free of defects in materials and workmanship during the applicable Warranty Period (as hereinafter defined). This warranty is void if any defect is caused by abuse or misapplication of the Equipment, whether or not by accident. Customer's sole and exclusive remedy for any breach of this warranty will be for Precis to replace or correct the defective Equipment. Any replacement or corrected Equipment will be subject to the same Warranty Period as the Equipment it replaced or corrected. The warranty shall not extend to cards or to any equipment that is not purchased by Precis as new prior to installation m Region, unless specific consideration is authorized in writing and agreed to by the parties hereto.

         12.2 Warranty Period. The "Warranty Period" applies to all new Equipment, excluding cards. An extended warranty shall be available for an additional charge as authorized in writing and agreed to by the parties hereto.

         12.3 Remedy. During the Warranty Period, Precis shall at its expense and sole discretion, repair, replace or correct defective Equipment. Precis' obligations hereunder shall arise only if Precis' examination of the equipment in question discloses that claimed defect was not caused by any misuse, neglect, or any act of God, accident, fire or other hazard. Such repair, replacement or correction shall include labor and materials. Customer will be responsible for shipment of equipment one way to designated repair site.


                                       4
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         12.4  Program Error Correction. With respect to the PrecisCache-TM-
Software, Customer hereby acknowledges and agrees that Customer's sole remedy for any Program Errors, and for any damage, loss or injury resulting therefrom, shall be those support obligations set forth in Section 11. Customer acknowledges that under no circumstances does Precis represent or warrant that all Program Errors can or will be remedied. Precis warrants that support services provided hereunder shall be performed in a workmanlike manner in accordance with normal industry standards. PRECIS DOES NOT WARRANT THAT OPERATION OF THE PRECISCACHE-TM- SOFTWARE WILL BE ERROR PRECISCACHE-TM- SOFTWARE WILL BE ERROR FREE, SECURE OR UNINTERRUPTED, OR THAT APPLICATIONS DEVELOPED US1NG THE PRECISCACHE-TM- SOFTWARE WILL BE COMPATIBLE WITH FUTURE VERSIONS OF PRECIS' TECHNOLOGY, AND HEREBY DISCLAIMS ALL LIABILITY ON ACCOUNT THEREOF.

         12.5  Disclaimer. THE EXPRESS WARRANTIES OF PRECIS STATED 1N THIS
SECTION 12 ARE 1N LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS. PRECIS EXPRESSLY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED REGARDING PRODUCTS OR SERVICES PROVIDED BY ANY THIRD PARTY IN CONNECTION WITH THE PRECISCACHE"?SOFTWARE. THE EXPRESS WARRANTY OBLIGATIONS OF PRECISCACHE-TM- INCLUDING, WITHIN LIMITATION ANY LIABILITY OR OBLIGATION FOR DAMAGE, LOSS OR INJURY (WHETHER DIRECT, INDIRECT, EXEMPLARY, SPECIAL, CONSEQUENTIAL OR INCIDENTAL), ARISING FROM OR IN CONNECTION WITH THE PRECISCACHE-TM- SOFTWARE.

         13.   TERMINATION

         13.1 Termination by Precis. Precis will have the right to terminate this Agreement upon written notice to Customer if (a) Customer fails to perform any of its obligations under this Agreement; (b) Customer fails to pay any amounts required under this Agreement and such failure continues for thirty (30) days after payment is due.

         13.2 Termination by Customer. Customer will have the right to terminate this Agreement upon written notice to Precis within ninety (90) days of one or both of the actions described below in (a) and (b): if (a) Precis substantially fails to satisfy its obligations under this Agreement and such failure is not remedied within thirty (30) days after notice from Customer of such breach; or (b) in the case that more than fifty percent (50%) of management in place (including the President, Vice Presidents, and Senior Managers), as of the Effective Date, is directly terminated by Precis within six months of one of the following actions: (i) the issuance and/or transfer of voting securities of Precis such that fifty percent (50%) or more of such securities are held by persons who are not significant (over 10% of existing common stock) security holders of Precis as of the effective date; or (ii) a merger or acquisition resulting in a change of control of the board of directors of Precis.

         13.3 Duties Upon Termination. Upon the expiration or termination of this Agreement:

         (a) Each party shall return or destroy all Confidential Information (as hereinafter defined) of the other party.

         (b) Customer shall immediately pay to Precis all amounts due under this Agreement or otherwise.

         (c) Customer shall pay transaction maintenance monthly fees for as long as Customer utilizes service beyond expiration or termination of this Agreement.

         14.   CONFIDENTIALITY.


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         14.1  CONFIDENTIAL INFORMATION. "Confidential Information" means any and all information related to a party that such party treats as confidential and any information relating to third parties that such party has an obligation to treat as confidential, which is disclosed by such party to the other party in the course of performing the duties and obligations of this Agreement, whether such information is in oral, written, graphic or electronic form; provided that (1) if such information is m writing or other tangible form, it is clearly marked as "proprietary" or "confidential" when disclosed to the receiving party; or (2) if such information is not in tangible form, it (i) is identified as "proprietary" or "confidential" when disclosed and (ii) is summarized in a writing which is marked "proprietary" or "confidential" and is delivered to the receiving party within thirty (30) days after the date of disclosure. Confidential Information shall not include any information, data or material which: (a) the disclosing party expressly agrees in writing is free of any non disclosure obligations; (b) is independently developed by the receiving party (as evidenced by documentation in the receiving party's possession); (c) is lawfully received by the receiving party, free of any non-disclosure obligations, from a third party having the right to so furnish such Confidential Information; or (d) is or becomes generally available to the public without any breach of this Agreement or unauthorized disclosure of such Confidential Information by the receiving party.

         14.2 Non-Disclosure and Non-Use. Each party receiving Confidential Information shall treat such information as strictly confidential, and shall use the same care to prevent disclosure of such information as such party uses with respect to its own confidential and proprietary information, which shall not be less than the care a reasonable person would use under similar circumstances. In any event, each party receiving Confidential Information shall (a) disclose such Confidential Information to (i) only those authorized employees and directors of such party whose duties justify their need to know such information and who have been clearly informed of their obligation to maintain the confidential and/or proprietary status of such Confidential Information; or (ii) only those third parties required for the performance of the receiving party's obligations under this Agreement pursuant to a written confidential agreement at least as extensive as the confidentiality provision of this Agreement; and (b) use such Confidential Information only for the purposes set forth in this Agreement.

         14.3 Certain Exceptions. The obligations set forth in this Section 14 shall not apply to any Confidential Information which must be disclosed pursuant to applicable federal, state or local law, regulation, court order, or other legal process, provided the receiving party has given the disclosing party prior written notice of such required disclosure and, to the extent reasonably possible, has given the disclosing party an opportunity to contest such required disclosure at the disclosing party's expense.

         14.4 Advertising and Press Release. Neither party shall advertise, issue any press release, or otherwise publish the fact that the parties have entered into this Agreement, without the prior written consent of the other party, except as may be required by law. The parties shall use their best efforts to draft and issue a press release announcing the signing of this Agreement after the Effective Date and each party may include the information included in such press release in subsequent advertisements, press releases or other publications without the other party's prior written consent, provided that such party includes proper attribution of the other party's name. Following the issuance of such press release, Precis may also refer to Customer as Precis' customer and distributor in Precis' sales and marketing materials and presentation.

         14.5 Terms of this Agreement. Notwithstanding anything to the contrary in this Agreement, neither party may disclose the terms of this Agreement (including the fees) to any third party without the express prior written consent of the other party; provided, however, that either party may disclose the terms of this Agreement to its affiliates, attorneys and accountants, or to any potential investor or acquiror of a substantial party of such party's business (whether by merger, sale of assets, sale of stock or otherwise).


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

         15.   INDEMNITIES AND EXCEPTIONS

         15.1 Precis Indemnity. Subject to the provisions of this Section 15 and Section 16, Precis shall at its expense defend any action against Custom or to the extent such action is based on a claim that the PrecisCache-TM-Software infringes any Berne Convention copyright or U.S. registered trademark or misappropriates a trade secret as defined under the uniform Trade Secret Law, and Precis shall pay those damages and costs finally awarded against Customer m any such action which are specifically attributable to such claim, or those damages and costs agreed in any monetary settlement or compromise of such action. The foregoing obligations are conditioned on Customer notifying Precis promptly in writing of such action, Customer giving Precis sole control of the defense thereof (and any negotiations for monetary settlement or compromise thereof), and Customer cooperating in the defense thereof at Precis' expense. If any version or component of the PrecisCache-TM- Software becomes, or in Precis' opinion is likely to become, the subject of a claim of infringement or misappropriation, then Customer shall permit Precis, at its option and expense, to (a) procure the right to continue using such PrecisCache-TM- Software; (b) replace or modify such PrecisCache-TM- Software so that it becomes non-infringing or no longer misappropriates; or (c) accept return of such PrecisCache-TM- Software and terminate this Agreement with no further obligations of Customer to make payments hereunder, in which case Customer's license to such PrecisCache-TM-Software will terminate in its entirety. Customer shall not incur any costs or expenses for the account of Precis under or pursuant to this Section 15
5.1 without Precis' express prior written consent. The foregoing states the entire liability of Precis for infringement and misappropriation claims and actions.

         15.2 Certain Exceptions; Customer Indemnity. Precis shall have no liability to Customer under Section 15.1 or otherwise for any action or claim alleging infringement or misappropriation based upon (a) any use of the PrecisCache-TM- Software in a manner other than as specified by Precis; (b) Customer's trademarks; or (c) any alteration, modification or customization of the PrecisCache-TM- Software by any person other than Precis or its authorized subcontractors or agents. In the event of an infringement or misappropriation action or claim against Precis that is based on any of the circumstances or conduct described in the preceding sentence, Customer shall at its own expense defend such action or claim, and Customer shall pay any and all damages and costs finally awarded against Precis in connection with such action or claim, or those damages and costs agreed in any monetary settlement or compromise of such action, provided that Precis notifies Customer promptly m writing of such action or claim. Precis shall have no liability to any participating merchants or purchasers of VentureCard from Customer, and Customer shall at its own expense defend any action or claim by such parties and pay any and all damages and costs finally awarded against Precis in connection with such action or claim, or those damages and costs agreed in any monetary settlement or compromise of such action, provided that Precis notified Customer promptly in writing of such action or claim. Precis gives Customer sole control of the defense of any of the foregoing actions or claims (and any negotiations for settlement or compromise thereof), and Precis cooperates in the defense thereof at Customer's expense. Precis shall not incur any costs or expenses for the account of Customer under or pursuant to this Section 15.2 without Customer's express prior written consent.

         16.   LIMITATION OF LIABILITY

Precis' aggregate liability in connection with this Agreement, the PrecisCache-TM- Software and the Equipment and services provided by Precis hereunder, regardless of the form of action giving rise to such liability (whether in contract, tort or otherwise), and including any liability under Sections 11 and 15, shall not exceed the aggregate fees paid by Customer to Precis under this Agreement. Precis shall not be liable for any failure of the PrecisCache"?Software to provide security. Precis shall not be liable for any consequential, indirect, exemplary, special, or incidental damages of any kind (including without limitation lost profits), even if Precis has been advised of the possibility of such damages, except as provided in Section 15 (but only to the extent of and subject to the limitation in Section 15), Precis shall not be liable for any claims of third parties relating to the PrecisCache"?Software or the Equipment and services provided by Precis hereunder; and Customer shall defend Precis from, and indemnify and hold Precis harmless against, all such claims. The foregoing states Precis' entire liability with regard to this Agreement. These limitations of Precis' liability are a fundamental part of the basis of Precis' bargain, and Precis would not enter into this Agreement absent such limitations. Except to the extent of manufacturer warranties which are validly assigned to Customer, Customer disclaims all liability of any kind of any Precis supplier in connection with this Agreement.

         17.   GENERAL

         17.1 Taxes. In addition to any other payments due under this Agreement, Customer shall pay, indemnify and hold Precis harmless from, any sales, use, excise, import or export, value added or similar tax or duty not based on Precis' net income, including any penalties and interest, as well as any costs associated with the collection or withholding thereof.

         17.2 Governing Law. This Agreement shall for all purposes be governed by and interpreted in accordance with the laws of the State of Oklahoma as those laws are applied to contracts entered into and performed entirely in Oklahoma by Oklahoma residents. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

         17.3 Export Control. The PrecisCache-TM- Software is subject to the export control laws of the United States. Customer must, and shall cause all of its subdistributors to, (i) comply with all applicable export statutes and regulations, (ii) require each purchaser to use the PrecisCache-TM- Software in accordance with all applicable export control laws, statutes and regulations, and (iii) not permit any other third party to use the PrecisCache-TM- Software in violation of such export control laws, statutes and regulations. Customer acknowledges that even if Precis consents to the use of the PrecisCache-TM- Software outside the United States, (a) Customer may be required to obtain an export license prior to the export or re-export, directly or indirectly, of the PrecisCache-TM- Software or any direct product of the use thereof, or (b) export or re-export to certain countries may be prohibited. Customer agrees to indemnify and hold Precis and its suppliers harmless from any claims arising from any breach of this Section by Customer or any of its directors, officers, employees, subdistributors, customers or any third party to whom Customer provides access to the PrecisCache-TM-Software.

         17.4 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable for any reason, the remaining provision hereof shall be unaffected and remain in full force and effect, unless the unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without such provisions.

         17.5 Modifications. Any modification, amendment, supplement, or other change to this Agreement must be in writing and signed by duly authorized representatives of Precis and Customer. As used herein, the term "Agreement" shall include any such future modifications, amendments, supplements or other changes hereto.

         17.6 Assignments. No right or obligation of Customer under this Agreement shall be assigned, delegated or otherwise transferred, whether by agreement, operation of law or otherwise without the express prior written consent of Precis and any attempt to assign, delegate or otherwise transfer any Customer's rights or obligations hereunder, without such consent, shall be void. Subject to the preceding sentence, this Agreement shall bind each party and its permitted successors and assigns.

         17.7 Waivers. All waivers must be in writing. The failure of either party to insist upon strict performance of any provision of this Agreement, or to exercise any right provided for herein, shall not be deemed to be a waiver for the future of such provision or right, and no waiver of any provision or right shall affect the right of the waiving party to enforce any other provision or right herein.

         17.8 Equitable Remedies. The parties agree that any breach of Section 14 would cause irreparable injury for which no adequate remedy at law exists; therefore, the parties agree that equitable remedies, including without limitation injunctive relief and specific performance, are appropriate remedies to redress any breach or threatened breach of such Section, in addition to all other remedies available to the parties.

         17.9 Rights and Remedies. All rights and remedies hereunder shall be cumulative, may be exercised singularly or concurrently, and shall not be deemed exclusive except as provided above. If any legal action is brought to enforce any obligations hereunder, the prevailing party shall be entitled to receive its attorneys' fees, court costs and other collection expenses, in addition to any other relief it may receive.


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

17.10 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including, but not limited, to any act of God, fire, natural disaster, accident, war, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, or any acts, omissions, delays in acting by any government authority or the other party, or the inability of Precis, despite its reasonable efforts, to obtain any United States export license or other approval or authorization of the United States government for the performance by Precis of its obligations hereunder. The preceding sentence shall not apply when the outstanding obligation by either party is payment for any money due to the other party.

17.11 Construction. The headings and subheadings contained herein shall not be considered a party of this Agreement. This Agreement may be executed in several counterparts, all of which shall constitute one agreement.

17.12 Notices. Any notice or communication permitted or required hereunder shall be in writing and shall be delivered in person or by courier or sent by electronic facsimile (fax), and addressed as set forth after the signatures to this Agreement or to such other address as shall be given in accordance with this Section 17.12. All notices hereunder shall be effective upon receipt.

17.13 Relationship Between Parties. Precis and Customer shall at all times and for all purposes be deemed to be independent contractors and neither party, nor either party's employees, subcontractors or agents, shall have the right or power to bind the other party. This Agreement shall not create or be deemed to create a joint venture, partnership or other similar association between Precis and Customer or any of either party's employees, subcontractors or agents.

17.14 Precedence Over Purchase Order Terms. Any additional or different terms of Customer's purchase order and/or acknowledgment form, whether or not such terms materially alter this Agreement, shall be deemed objected to by Precis unless this Agreement is expressly amended by the parties hereto. Execution of Customer's purchase order shall not operate as an amendment to this Agreement. Whenever printed, typed, stamped or written provisions of Customer's purchase order conflict with this Agreement, this Agreement shall control.

17.15 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements between the parties, whether written or oral, relating to the same subject matter.

17.16 Terms Review Structure. Precis and Customer agree to meet no more than once a quarter to review the projects reflected in this agreement and the relationship between the two parties. If significant changes have occurred in either case, terms of this agreement, including pricing, may be discussed and any changes must be mutually approved in writing, signed and delivered, each to the other. A meeting will consist of a gathering of no less than the chief executive officer of each party via a teleconference or face-to -face. The meeting must be noted in writing to be that of a Terms Review Meeting.

         17.17 Survival. The provisions of Sections 14, 15, 17.1 and 17.3 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have executed and delivered this Agreement.

         For and on behalf of                    For and on behalf of
         Entertainment Smart Systems, Inc.       Precis Smart Card Systems, Inc.
         /s/ JIM CRAGE              7/8/99       /s/ JIM LOUT
         Signature                  Date         Signature
         Jim Crage                               Jim Lout


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

         Vice President                        President/CEO
         Address:          Address:
         7205 Interstate Drive                 11032 Quail Creek Road, Suite 108
         Orlando, FL 32819                     Oklahoma City, Oklahoma 73120

[THE FOLLOWING EXHIBITS WILL BE PROVIDED UPON REQUEST ADDRESSED TO THE
COMPANY

Exhibit A  - PRICE LIST
Exhibit B  - Designation of Region: Orlando
           - Designation of Region 2: Cancun
           - Designation of Region 3: Ixtapa
EXHIBIT C  - Equipment Repair for Used Omni 1250 Readers]



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